EXHIBIT 10.3

Fee Settlement Agreement

Recitals

AGREEMENT entered into this 28th day of January, 2014, by and between Seafarer Exploration Corp (the "Company"), and ClearTrust, LLC ("Transfer Agent").

WHEREAS, the Transfer Agent has incurred various reimbursable expenses resulting directly from acting as transfer agent for the Company, and the Company is obligated to reimburse the Transfer Agent for said expenses.

NOW, THEREFORE, the Company and Transfer Agent hereby agree to settle the amount owed to the Transfer Agent with shares of restricted stock. The parties hereto agree as follows:

1. Legal Expenses Owed

The transfer agent has incurred reimbursable expenses and invoiced the Company as detailed in the table below:

Date of Invoice to Company	Invoice Number	Amount	Reason for Invoice
9/4/13	2733	$918	Legal expenses related to "Eldred vs. Seafarer" case
10/4/13	2822	$540	Legal expenses related to "Eldred vs. Seafarer" case
10/23/13	2833	$184.45	Legal expenses related to "Eldred vs. Seafarer" case
10/28/13	2838	$2779	Legal expenses related to "Eldred vs. Seafarer" case
1/9/14	3124	$3261.48	Legal expenses related to "Eldred vs. Seafarer" case
	TOTAL	$7,682.93

2.       Issuance of Stock

The Company shall reimburse the Transfer Agent cashless with a non-refundable payment of 768,293 shares of restricted common stock of the Company. The Transfer Agent may sell the shares in the public marketplace in reliance on Rule 144 or negotiate the sale of the shares in a privately negotiated transaction. Regardless the manner of sale, the Transfer Agent must apply all proceeds gained by the sale of the shares to the open invoices listed in the table above.

Should the Transfer Agent realize less proceeds than the total due in the table above, the Transfer Agent may request up to 700,000 additional shares of stock or a cash payment to cover the difference in the amount owed.

5. Severability

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

6. Miscellaneous

This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede ail prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Fee Settlement Agreement as of the date and year first above written.

CLEARTRUST, LLC:

/s/ Kara Kennedy

Kara Kennedy, Director

SEAFARER EXPLOTION CORP.

/s/Kyle Kennedy

Kyle Kennedy, Director